UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 1, 2015

ZIOPHARM Oncology, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33038	84-1475672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One First Avenue, Parris Building 34, Navy Yard Plaza Boston, Massachusetts	02129
(Address of Principal Executive Offices)	(Zip Code)

(617) 259-1970

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 1, 2015, ZIOPHARM Oncology, Inc., or the Company, appointed Caesar J. Belbel as Chief Operating Officer, effective immediately. Mr. Belbel, age 55, has served as the Company’s Executive Vice President, Chief Legal Officer and Secretary since September 2011, and will continue to serve in such roles in addition to his new role as Chief Operating Officer. From May 2003 to May 2011, Mr. Belbel was Executive Vice President, Chief Legal Officer and Secretary of Clinical Data, Inc., a biopharmaceutical company that was acquired in April 2011 by Forest Laboratories, Inc. Mr. Belbel holds a bachelor’s degree from Columbia University and a juris doctor degree from Boston College Law School.

In connection with his appointment as the Company’s Chief Operating Officer, the Company and Mr. Belbel entered into an Amended and Restated Employment Agreement, or the Agreement, which amends the previously effective employment agreement between the Company and Mr. Belbel. Under the Agreement, Mr. Belbel will receive an initial base salary of $375,000, which is subject to review by the Company’s Board of Directors or its Compensation Committee, at least annually, provided that the base salary shall not be subject to reduction. In addition, Mr. Belbel will be eligible to receive an annual performance bonus for each calendar year or partial calendar year during which he is employed under the Agreement. The target amount of the performance bonus will be equal to 100% of Mr. Belbel’s base salary, with the actual bonus amount for the applicable calendar year to be determined by the Board of Directors or the Compensation Committee. Mr. Belbel is eligible to receive an additional annual discretionary bonus in such amount as may be determined by the Board of Directors. The Company is required to reimburse Mr. Belbel for all normal, usual and necessary expenses incurred by him in furtherance of the business and affairs of the Company, including reasonable travel and entertainment expenses.

If Mr. Belbel is terminated by the Company for a reason other than death, disability or Cause (as defined in the Agreement) or Mr. Belbel resigns for Good Reason (as defined in the Agreement), then Mr. Belbel will be entitled to receive (i) payment equal to 100% of his then current annual base salary paid in a lump sum, (ii) payment of the target amount of his annual performance bonus for the calendar year in which such termination occurs (which portion will be determined pro rata based on the number of days in such calendar year during which Mr. Belbel was employed by the Company) and (iii) payment of the Company’s portion of the contributions for medical and dental insurance coverage for twelve months.

Pursuant to the Agreement, and following formal approval by the Company’s Board of Directors, the Company will grant Mr. Belbel an award of 50,000 shares of restricted common stock of the Company, vesting one third annually starting with the first anniversary of the date of grant, subject to Mr. Belbel’s continued employment with the Company through each applicable vesting date. Such restricted stock will be accelerated and deemed to have fully vested in the event that the Company terminates Mr. Belbel for a reason other than death, disability or Cause (as defined in the Agreement), in the event that Mr. Belbel resigns for Good Reason (as defined in the Agreement), or upon a Change of Control (as defined in the Agreement). Such restricted stock grant will be governed by the Company’s 2012 Equity Incentive Plan and the standard form of restricted stock agreement adopted thereunder.

In addition to the foregoing, the Agreement amends the terms of all previously granted awards of restricted stock and previously granted stock options to provide that in the event that the Company terminates Mr. Belbel for a reason other than death, disability or Cause (as defined in the Agreement), in the event that Mr. Belbel resigns for Good Reason (as defined in the Agreement) or upon a Change of Control (as defined in the Agreement), then all unvested stock awards held by Mr. Belbel at the time that such termination occurs will be accelerated and deemed to have fully vested as of the date of such occurrence.

Mr. Belbel has no family relationship with any director or officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

On June 2, 2015, the Company issued a press release announcing the appointment of Mr. Belbel as the Company’s Chief Operating Officer. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement by and between ZIOPHARM Oncology, Inc. and Caesar J. Belbel, dated as of June 1, 2015

99.1	Press release dated June 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIOPHARM Oncology, Inc.

	By:	/s/ Kevin G. Lafond
Date: June 2, 2015		Name:	Kevin G. Lafond
		Title:	Vice President, Chief Accounting Officer and Treasurer

INDEX OF EXHIBITS

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement by and between ZIOPHARM Oncology, Inc. and Caesar J. Belbel, dated as of June 1, 2015

99.1	Press release dated June 2, 2015